Exhibit 5.1

July 1, 2019

Board of Directors

Soliton, Inc.

5304 Ashbrook Drive

Houston, Texas 77081

Re:         Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Soliton, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale of up to 1,147,500 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), which may be offered for sale from time to time by the selling stockholders (the “Selling Stockholders”) identified in the Registration Statement. The Shares consist of: (i) 675,000 shares of Common Stock (the “Purchased Shares”); and (ii) 472,500 shares of Common Stock issuable upon the exercise of certain outstanding warrants (the “Warrants”) (such shares of Common Stock, the “Warrant Shares”), which Purchased Shares and Warrants were issued by the Company to the Selling Stockholders on June 19, 2019.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Warrants, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that: (i) Purchased Shares are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement filed as of the date hereof and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Cavas Pavri

Cavas Pavri